Exhibit 99.1

Molson Coors Reports 2016 Fourth Quarter and Full Year Results

Fourth Quarter 2016 Highlights - Pro Forma(1)(2)

  Worldwide beer volume: 22.1 million hectoliters, increased 1.2%; Coors Light volume decreased 1.9% worldwide
  Net sales: $2.468 billion, decreased 4.2% on a reported basis, and decreased 2.2% in constant currency
  Net sales per HL: $105.75, decreased 2.8% on a reported basis, and decreased 0.8% in constant currency
  U.S. GAAP net loss from continuing operations attributable to MCBC: Loss of $608.1 million ($(2.83) per diluted share) compared to net income of $6.7 million a year ago
  Underlying after-tax income: $98.7 million ($0.46 per diluted share), increased 16.4%
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $405.1 million, increased 4.6%

Full Year 2016 Highlights - Pro Forma(1)(2)

  Worldwide beer volume: 95.2 million hectoliters, decreased 0.8%; Coors Light volume decreased 0.2% worldwide
  Net sales: $10.983 billion, decreased 2.3% on a reported basis, and decreased 0.6% in constant currency
  Net sales per HL: $107.75, decreased 0.3% on a reported basis, and increased 1.4% in constant currency
  U.S. GAAP net income from continuing operations attributable to MCBC: $277.5 million ($1.28 per diluted share), decreased 48.9%
  Underlying after-tax income: $936.0 million ($4.33 per diluted share), increased 1.9%
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $2.383 billion, increased 2.6%

DENVER & MONTREAL--(BUSINESS WIRE)--February 14, 2017--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported a U.S. GAAP net loss from continuing operations attributable to MCBC of $608.1 million on a pro forma basis for the fourth quarter, down from $6.7 million of net income a year ago. This decrease was driven by an impairment charge recorded for the Molson brands in Canada, higher U.S. GAAP tax expense, and an indirect tax provision recorded in Europe. The Company also reported a 16.4 percent increase in underlying after-tax income on a pro forma basis for the fourth quarter of 2016, driven by higher income in the U.S. and improved performance in International, partially offset by the indirect tax provision in Europe.

Molson Coors president and chief executive officer Mark Hunter said, "The biggest news for 2016 was completing our acquisition of the remaining 58 percent of MillerCoors and the Miller global brand portfolio for $12 billion, representing the largest transaction in the Company’s history, which made Molson Coors the third-largest global brewer. We also retained the rights to all of the brands that were in the MillerCoors portfolio in the U.S. and Puerto Rico. The transaction was completed at a 9.2-times effective purchase multiple, including the present value of cash tax benefits. Additionally, we will be driving substantial cost synergies in the next three years, and we continue to expect this transaction to be significantly accretive to underlying earnings in the first full year of operations. With the completion of the transaction and the changes we are making to align and enhance our organization, the building blocks are in place for our company to drive top-line growth, profit, cash generation, debt pay-down, and total shareholder returns in the years ahead. Led by our First Choice for Consumers and Customers agenda, these building blocks are grouped into four areas: First, our organization and brands are all under one roof for the first time. Second, our consumer excellence approach with our global brand portfolio of Coors, Miller and Staropramen, supported by our national champion, craft and specialty brands, now gives a platform for accelerating performance outside of our core developed markets over time. Third, our customer excellence approach, where we are investing in sales capability and execution improvement. And lastly, our focus on talent development, diversity and inclusion is laser-focused on enabling our First Choice agenda and leadership capability across the enterprise."

Mark added, "The completion of the MillerCoors transaction represents a step forward in the size and strength of our business, and this will drive some significant changes in our financial numbers in the near term as we align and enhance our financial reporting. In order to provide more comparable financial information, unless otherwise indicated, all fourth quarter and full year 2016 consolidated and U.S. results in this release will be presented on a pro-forma basis, as if the MillerCoors transaction and its financing had been completed at the beginning of 2015. Canada, Europe, International and Corporate results will not be presented on a pro forma basis."

Operating and Underlying Free Cash Flow

U.S. GAAP actual net cash provided by operating activities for the year was $1,126.9 million, which represents an increase of $411.0 million from prior year, driven by incremental operating cash flow from MillerCoors post-transaction and lower pension contributions, slightly offset by higher cash paid for income taxes and interest.

Underlying actual free cash flow for the year totaled $863.7 million. This represents an increase of $139.9 million from the prior year, driven by the addition of the other 58 percent of MillerCoors cash flows post-transaction, as well as strong working capital performance, including lower underlying cash tax payments versus 2015.

Underlying EBITDA - Pro Forma

Underlying pro forma EBITDA was $405.1 million for the fourth quarter, a 4.6% increase from a year ago. On a full year basis, underlying pro forma EBITDA was $2.383 billion, a 2.6% increase from a year ago.

Foreign Exchange

The Company’s consolidated pro forma underlying pretax income for the fourth quarter includes the negative effect of foreign currency movements totaling $7.3 million. Negative currency impacts of $9.5 million in Corporate and $0.2 million in International were partially offset by positive currency impacts of $0.5 million in Canada and $1.9 million in Europe.

Worldwide beer volume - Pro Forma

Worldwide beer volume of 22.1 million hectoliters in the fourth quarter increased 1.2 percent versus the prior year. On a full year basis, worldwide beer volume of 95.2 million hectoliters decreased 0.8 percent versus the prior year.

Financial volume now includes contract brewing and wholesaler non-owned brand volumes. The financial impact of these volumes has always been included in our results, and now we are also including the volume impact of these sales. In contrast, worldwide volume continues to exclude contract brewing and wholesaler non-owned brand volumes, and it now includes 100 percent of MillerCoors brand volumes. Prior periods presented have been revised to reflect these changes.

Effective Income Tax Rates - Pro Forma

The Company’s fourth quarter pro forma effective income tax rate was negative 45.8 percent on a reported basis and positive 14.5 percent on an underlying basis. On a full year basis, the Company's pro forma effective income tax rate was positive 61.6 percent on a reported basis and positive 25.5 percent on an underlying basis. The fourth quarter effective tax rate on a reported basis was negative due to the impact of pretax loss related to the Canada brand impairment and change in brand life from indefinite to definite lived assets. The impairment resulted in a tax benefit related to the impairment, which was more than offset by tax expense related to the change in brand life. The fourth quarter underlying effective tax rate was significantly lower than prior year primarily due to higher valuation allowance releases and tax-rate reductions versus prior year. The full year underlying effective tax rate was higher than prior year primarily due to higher mix of income from the U.S.

Debt

Total debt at the end of the fourth quarter was $12.073 billion, and cash and cash equivalents totaled $560.9 million, resulting in net debt of $11.512 billion. Total debt reflects transaction-related debt and approximately $200 million of debt pay-down near the end of the year.

Business Segment Results

The following are the Company’s fourth quarter and, as indicated, full year 2016 results by business segment:

United States Business (MillerCoors) - Pro Forma

MillerCoors domestic sales-to-retailers volume (STRs) declined 2.5 percent for the year and 2.8 percent for the trading-day-adjusted quarter, driven by lower volume in the Below Premium and Premium Light segments. Domestic sales-to-wholesalers volume (STWs) decreased 1.3 percent for the year and 0.9 percent for the quarter. Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 1.3 percent for the year as a result of favorable net pricing and positive sales mix. Domestic net revenue per hectoliter increased 0.9 percent for the quarter due to favorable net pricing.

Cost of goods sold (COGS) per hectoliter decreased 2.5 percent for the year and 2.8 percent for the quarter, driven by supply chain cost savings and lower commodity costs, partially offset by lower fixed-cost absorption due to lower volumes. Marketing, general and administrative (MG&A) expense decreased 0.5 percent in the full year, due to lower marketing spending, offset by information technology investments. MG&A in the fourth quarter decreased 5.4 percent, driven by the quarterly timing of brand investments and lower employee-related expenses.

On a pro forma U.S. GAAP basis, MillerCoors income from continuing operations before income tax was $1.287 billion for 2016 and $207.8 million for the fourth quarter. The 16.9 percent increase for the year was driven by lower COGS, net pricing growth, and positive sales mix, partially offset by lower volume. The 200.7 percent increase for the quarter was primarily due to lower special charges, lower COGS, net pricing growth and decreased marketing investment versus the same period in the prior year.

MillerCoors pro forma underlying pretax income for 2016 was $1.378 billion, 13.8 percent higher than the prior year, driven by lower COGS, net pricing growth and positive sales mix, partially offset by lower volume. Fourth quarter underlying pretax income increased 42.0 percent to $214.7 million versus the same period in the prior year, driven by lower COGS, net pricing growth and lower marketing expense, partially offset by lower volume.

Canada Business

Canada STR volume decreased 3.5 percent in the fourth quarter, driven by lower consumer demand, particularly in Quebec. Canada financial volume, which includes contract brewing volume, decreased 4.3 percent. Net sales per hectoliter increased 0.6 percent in local currency, due primarily to positive pricing and brand mix, partially offset by mix shift toward lower-revenue packages and contract brewing volume.

COGS per hectoliter decreased 5.9 percent in local currency due to cost savings and lower pension and distribution costs, partially offset by the impact of volume deleverage, inflation, mix shift to higher-cost brands, and foreign currency movements. MG&A expense increased 11.5 percent in local currency, driven by higher brand amortization expense related to the reclassification of certain Canada brands to definite-lived intangible assets, partially offset by lower incentive compensation.

Canada reported a loss from continuing operations before income taxes of $460.9 million, compared to income of $48.5 million in the prior year, primarily driven by non-cash brand impairment charges of $495.2 million.

Canada underlying pretax income decreased 6.4 percent to $48.5 million in the quarter, primarily due to incremental brand amortization expense of $10.9 million and lower volume, partially offset by cost savings and positive pricing. Foreign currency movements positively affected earnings by $0.5 million.

Europe Business

Europe owned, licensed and royalty sales volume increased 2.5 percent in the fourth quarter versus a year ago. Europe financial volume, which includes contract brewing and factored brands, increased 0.3 percent. Europe net sales per hectoliter decreased 9.8 percent in local currency, due to an approximate $50 million indirect tax provision established in the quarter related to an ongoing legal dispute. The decrease was partially offset by positive net pricing.

COGS per hectoliter increased 0.4 percent in local currency, driven by mix shift to higher-cost brands and geographies, along with lower net pension benefit. MG&A expense increased 7.3 percent in local currency, due to higher brand investments.

Europe reported a loss from continuing operations before income taxes of $18.3 million compared to profit of $28.6 million in the prior year, primarily driven by the indirect tax provision.

Europe underlying pretax results decreased from income of $36.2 million a year ago to a loss of $14.5 million in the quarter, due to the indirect tax provision and lower net pension benefit, partially offset by higher volumes and positive net pricing. Underlying results benefited from $1.9 million of foreign currency movements.

International Business

Total International owned and royalty sales volume increased 82.5 percent in the fourth quarter, driven by the addition of the Miller global brands, along with Coors Light growth in Latin America and Australia. Net sales per hectoliter increased 11.1 percent, driven by higher pricing, favorable sales mix changes and foreign currency movements.

COGS per hectoliter increased 11.6 percent, due to sales mix changes and foreign currency movements. International MG&A expense increased 19.8 percent, driven by increased brand investments, primarily from the addition of the Miller brands.

The International segment reported a loss from continuing operations before income taxes of $1.3 million on a US GAAP basis and an underlying pretax loss of $1.0 million in the fourth quarter, versus a loss of $5.1 million for both measures a year ago, driven by the addition of the Miller brands, volume growth and positive pricing in Latin America and Australia, cost savings in MG&A, and cycling the substantial restructure of our China business in 2015. This was partially offset by the impact of total alcohol prohibition in Bihar and the transfer of the Staropramen U.K. business to our Europe segment. Foreign currency movements negatively impacted underlying pretax results by $0.2 million in the fourth quarter.

Corporate

Corporate pretax loss on a reported basis was $164.4 million in the fourth quarter versus $76.0 million in the prior year, primarily due to higher interest and other costs related to the MillerCoors acquisition.

Underlying Corporate pretax loss totaled $121.6 million for the fourth quarter versus a $57.2 million loss in the prior year, driven primarily by higher interest expense, as well as global commercial investments.

Special and Other Non-Core Items - Pro Forma(3)

The following special and other non-core items have been excluded from underlying pro forma results.

During the quarter, Molson Coors recognized a net special charge of $521.1 million, primarily driven by $495.2 million of impairment charges recorded for the Molson brands in Canada. In conjunction with the impairment evaluation, we also reclassified these brands to be definite-lived intangible assets to be amortized over useful lives ranging from 30 to 50 years, which will increase future amortization expense by $40.7 million per annum, based on current foreign exchange rates.

Additionally, during the quarter we recorded net other non-core charges of $12.6 million incurred primarily in connection with post-acquisition integration costs, partially offset by a gain from the sale of a non-core operating asset.

Incremental amortization (net of tax) resulting from the acquisition is $37.5 million for the full year 2016 on a pro forma basis. Estimated cash tax benefits resulting from the acquisition are expected to average more than $275 million annually for the next 15 years following the close of the transaction.

2016 Fourth Quarter and Full Year Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2016 fourth quarter and full year results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 1:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 3, 2017. The Company will post this release and related financial statements on its website today.

Upcoming Investor Webcast

The Company will host an online, real-time webcast in March at the following event:

Mark Hunter, Chief Executive Officer, and Tracey Joubert, Chief Financial Officer, will present at the UBS Global Consumer and Retail Conference in Boston on Wednesday, March 8, 2017, at 8:15 a.m. Eastern Time.

A live webcast of the investor event will be accessible via the Molson Coors Brewing Company website, www.molsoncoors.com, on the Investors page. An online replay of the presentation webcast will be available within two hours after the presentations.

Footnotes:

(1) Our consolidated pro forma financial information, revised as of February 14, 2017, has been updated from the version previously provided on November 1, 2016, and the detailed analysis of this updated information is available on our website. The changes from the previously provided version reflect significant refinements to purchase accounting, with primary changes due to non-cash adjustments to depreciation and amortization, pension expense, and the related tax impacts. Additionally, we have adjusted our reported volumes to align our volume reporting policy.

We have presented consolidated and U.S. segment pro forma information to enhance comparability of financial information between periods. Canada, Europe, International and Corporate results are not presented on a pro forma basis. The pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and gives effect to the acquisition of the remaining 58 percent interest of MillerCoors and the completed financing as if they were completed on January 1, 2015. Pro forma adjustments are based on items that are factually supportable, are directly attributable to the Acquisition or the related completed financing, and are expected to have a continuing impact on MCBC's results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition or the related completed financing are excluded in the pro forma statements of operations. Pro forma information does not include adjustments for costs related to integration activities following the completion of the Acquisition, synergies or other cost savings that have been or may be achieved by the combined businesses. The pro forma information is unaudited, based on significant estimates and continues to be subject to significant change throughout the one-year post-acquisition measurement period, as we have referenced in our previous disclosures. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations of MCBC that actually would have resulted, had the Acquisition occurred at the date indicated, nor does this information project the results of operations of MCBC for any future dates or periods.

(2) The Company calculates non-GAAP underlying pretax and after-tax income, underlying effective tax rate, underlying EBITDA and underlying free cash flow results by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC for both underlying after-tax income and underlying EBITDA and net cash provided by operating activities for underlying free cash flow. In addition, constant-currency results exclude the impact of foreign currency movements. For further details regarding these adjustments, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures. Unless otherwise indicated, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s fourth quarter and full year ended December 31, 2016, compared to the fourth quarter and full year ended December 31, 2015. Additionally, all per-hectoliter calculations include contract brewing and non-owned factored beverage volume in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

(3) See tables 1 and 2 for the impact of special and other non-core items.

Overview of Molson Coors

With a story that starts in 1774, Molson Coors has spent centuries defining brewing greatness. As the third largest global brewer, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Miller Lite, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Pilsner Urquell, Creemore Springs Premium Lager and Smith & Forge Hard Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors, Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability World Index for the past five years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate the acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost savings and synergies; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan and other post retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present pretax and after-tax "underlying income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

MOLSON COORS BREWING COMPANY
Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company and Subsidiaries
Table 1: Fourth Quarter Pro Forma and Actual Underlying After-Tax Income
($ In millions, except per share data)
(Unaudited)

	Pro Forma(1)		Actual
	Three Months Ended		Three Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
U.S. GAAP: Net income (loss) attributable to MCBC from continuing operations	$(608.1)	$6.7	$1,438.9	$33.4
Per diluted share	$(2.83)	$0.03	$6.65	$0.18
Add/(less):
Special items, net(2)	521.1	93.0	(2,444.9)	10.9
42% of MillerCoors special items, net of tax(3)	—	—	0.4	34.4
Acquisition and integration related costs(4)	28.6	—	140.1	13.9
Unrealized mark-to-market (gains) and losses(5)	(4.3)	4.9	(4.3)	4.9
Other non-core items(6)	(11.7)	—	(11.7)	—
Tax effects on special and non-GAAP items(7)	173.1	(19.8)	980.8	(6.9)
Non-GAAP: Underlying after-tax income	$98.7	$84.8	$99.3	$90.6
Per diluted share	$0.46	$0.39	$0.46	$0.49
(1)	We have presented pro forma information to enhance comparability of financial information between periods. The pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and gives effect to the Acquisition and the completed financing as if they were completed on January 1, 2015. Pro forma adjustments are based on items that are factually supportable, are directly attributable to the Acquisition or the related completed financing, and are expected to have a continuing impact on MCBC's results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition or the related completed financing are excluded in the pro forma statements of operations. Pro forma information does not include adjustments for costs related to integration activities following the completion of the Acquisition, cost savings or synergies that have been or may be achieved by the combined businesses. The pro forma information is unaudited, based on significant estimates and continues to be subject to significant change throughout the one-year post-acquisition measurement period, as we have referenced in our previous disclosures. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations of MCBC that actually would have resulted had the Acquisition occurred at the date indicated, or project the results of operations of MCBC for any future dates or periods.

(2)	Special items, net on a pro forma basis primarily include the intangible impairment charge related to the Molson core brands asset recorded in the fourth quarter of 2016 as well as Eden brewery closure charges recorded in the fourth quarter of 2015. See note 3 below for further details. Special items for the three months ended December 31, 2016, includes accelerated depreciation expense of $3.1 million related to the planned closures of our Vancouver brewery in Canada and Burton South brewery in the U.K. Special items for the three months ended December 31, 2015, includes accelerated depreciation expense of $3.6 million related to the planned closure of the Burton South brewery in the U.K, the closure of the Plovdiv brewery in Bulgaria, and the planned closure of the Vancouver brewery. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA in table 3 below. Actual special items include net gain of approximately $3.0 billion, net during the fourth quarter of 2016, representing the excess of the approximate $6.1 billion estimated fair value of our pre-existing 42% equity interest over its transaction date carrying value of approximately $2.7 billion. This net gain also includes the recognition of our accumulated other comprehensive loss related to our previously held equity interest of $458.3 million. Additionally, related to this revaluation gain, we recorded deferred income tax expense and a corresponding deferred tax liability of approximately $1.1 billion during the fourth quarter of 2016. See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items, on an actual basis.

(3)	We recorded our 42% share of MillerCoors special charges on a reported basis for the year ended December 31, 2016, and for the pre-Acquisition period of October 1, 2016, through October 10, 2016, and during the fourth quarter 2015, MillerCoors recorded special charges related to the closure of the Eden brewery, including $39.5 million of accelerated depreciation in excess of normal depreciation associated with the brewery. See note 2, for pro forma impact. The tax effect related to our share of MillerCoors special items in 2016 and 2015 was immaterial.

(4)	On a pro forma basis, other non-core Acquisition related charges primarily include integration and restructuring incurred in the fourth quarter of 2016. On an actual basis, for the three months ended December 31, 2016, we have recorded $82.0 million within cost of goods sold for the estimated step-up in fair value of inventory related to the Acquisition which was sold in the fourth quarter of 2016, $56.7 million of transaction related costs recorded within marketing, general & administrative expenses, a gain related to FX on CAD proceeds received as part of the debt offering related to the Acquisition of $2.5 million recorded within other income (expense), and $3.8 million of financing costs related to our term loan and interest income related to our fixed rate deposit and money market accounts within interest income (expense) net. These interest income (expense) items are included in our adjustments to arrive at underlying EBITDA in table 3 below.

(5)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the three months ended December 31, 2016, and December 31, 2015, include the unrealized mark-to-market on these commodity swaps.

(6)	A gain of $11.7 million was recognized in other income (expense) during the three months ended December 31, 2016, for the sale of a non-operating asset.

(7)	The effect of taxes on the adjustments used to arrive at underlying income, a non-GAAP measure, is calculated based on applying the underlying effective tax rate to actual underlying earnings, excluding special and non-core items. The effect of taxes on special and non-core items is calculated based on the statutory tax rate applicable to the item being adjusted for in the jurisdiction from which each adjustment arises. Additionally, included in this line item is any applicable flow through MCBC tax impacts of MillerCoors special items.

Molson Coors Brewing Company and Subsidiaries
Table 2: Full Year Pro Forma and Actual Underlying After-Tax Income
($ In millions, except per share data)
(Unaudited)

	Pro Forma		Actual
	Twelve Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
U.S. GAAP: Net income attributable to MCBC from continuing operations	$277.5	$542.6	$1,978.7	$355.6
Per diluted share	$1.28	$2.51	$9.27	$1.91
Add/(less):
Special items, net(1)	526.7	456.8	(2,523.9)	346.7
42% of MillerCoors special items, net of tax(2)	—	—	35.9	46.2
Acquisition and integration related costs(3)	28.6	—	326.0	13.9
Unrealized mark-to-market (gains) and losses(4)	(23.1)	14.1	(23.1)	14.1
Other non-core items(5)	(20.5)	—	(20.5)	—
Tax effects on special and non-GAAP items(6)	146.8	(95.3)	902.6	(76.1)
Non-GAAP: Underlying after-tax income	$936.0	$918.2	$675.7	$700.4
Per diluted share	$4.33	$4.25	$3.17	$3.76
(1)	Special items, net on a pro forma basis primarily include the intangible impairment charges related to the Molson core brands asset and certain European brands recognized in the fourth quarter of 2016 and third quarter of 2015, respectively, as well as Eden brewery closure charges. See note 2 below for further details. Special items for the twelve months ended December 31, 2016, includes accelerated depreciation expense of $12.4 million related to the planned closures of our Vancouver brewery in Canada and Burton South brewery in the U.K. Special items for the twelve months ended December 31, 2015, includes accelerated depreciation expense of $49.4 million related to the planned or completed closures of the Burton South and Alton breweries in the U.K, the Plovdiv brewery in Bulgaria, the Vancouver brewery, and the closures of bottling lines within the Toronto and Vancouver breweries. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA in table 3 below. Actual special items include net gain of approximately $3.0 billion, net during the fourth quarter of 2016, representing the excess of the approximate $6.1 billion estimated fair value of our pre-existing 42% equity interest over its transaction date carrying value of approximately $2.7 billion. This net gain also includes the recognition of our accumulated other comprehensive loss related to our previously held equity interest of $458.3 million. Additionally, related to this revaluation gain, we recorded deferred income tax expense and a corresponding deferred tax liability of approximately $1.1 billion during the fourth quarter of 2016. See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items on an actual basis.

(2)	MillerCoors special items for twelve months ended December 31, 2016, include our proportionate share of accelerated depreciation expense of $103.2 million related to the closure of our Eden brewery on a reported basis which is included in our adjustments to arrive at underlying EBITDA related to our investment in MillerCoors in table 3 below on a pro forma basis. See note 1, for pro forma details. Results for 2015 include special charges related to the closure of the Eden brewery, including $61.3 million of accelerated depreciation in excess of normal depreciation associated with the brewery. The tax effect related to our share of MillerCoors special items in 2016 was immaterial.

(3)	On a pro forma basis, other non-core Acquisition related charges primarily include integration and restructuring incurred in the fourth quarter of 2016. On an actual basis, for the twelve months ended December 31, 2016, we recognized $108.4 million of transaction related costs recorded within marketing, general & administrative expenses, $82.0 million within cost of goods sold for the estimated step-up in fair value of inventory related to the Acquisition which was sold in the fourth quarter of 2016, $58.9 million of derivative losses and financing costs related to our bridge loan within other income (expense), and $76.8 million of financing costs related to our term loan, losses on our swaptions, and interest income related to our fixed rate deposit and money market accounts within interest income (expense) net. These interest income (expense) items are included in our adjustments to arrive at underlying EBITDA in the table below.

(4)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the twelve months ended December 31, 2016, and December 31, 2015, include the unrealized mark-to-market on these commodity swaps.

(5)	During the twelve months ended December 31, 2016, total gains of $20.5 million were recognized in other income (expense) for the sale of non-operating assets.

(6)	The effect of taxes on the adjustments used to arrive at underlying income, a non-GAAP measure, is calculated based on applying the underlying effective tax rate to actual underlying earnings, excluding special and non-core items. The effect of taxes on special and non-core items is calculated based on the statutory tax rate applicable to the item being adjusted for in the jurisdiction from which each adjustment arises. Additionally, included in this line item is any applicable flow through MCBC tax impacts of MillerCoors special items.

Molson Coors Brewing Company and Subsidiaries
Table 3: Underlying Pro Forma and Actual EBITDA
($ In millions)
(Unaudited)

	Three Months Ended			Twelve Months Ended
Pro Forma	December 31, 2016	December 31, 2015	% change	December 31, 2016	December 31, 2015	% change
U.S. GAAP: Net income (loss) attributable to MCBC from continuing operations	$(608.1)	$6.7	N/M	$277.5	$542.6	(48.9)%
Add: Net income (loss) attributable to noncontrolling interests	2.6	4.5	(42.2)%	16.9	24.1	(29.9)%
U.S. GAAP: Net income (loss) from continuing operations	$(605.5)	$11.2	N/M	$294.4	$566.7	(48.1)%
Add: Interest expense (income), net	93.8	89.3	5.0%	368.8	364.4	1.2%
Add: Income tax expense (benefit)	190.3	4.4	N/M	472.7	191.4	147.0%
Add: Depreciation and amortization	195.9	227.6	(13.9)%	851.4	839.3	1.4%
Adjustments included in underlying income(1)	533.7	97.9	N/M	511.7	470.9	8.7%
Adjustments to arrive at underlying EBITDA(2)	(3.1)	(43.1)	(92.8)%	(115.6)	(110.7)	4.4%
Non-GAAP: Underlying EBITDA	$405.1	$387.3	4.6%	$2,383.4	$2,322.0	2.6%

	Three Months Ended			Twelve Months Ended
Actual	December 31, 2016	December 31, 2015	% change	December 31, 2016	December 31, 2015	% change
U.S. GAAP: Net income attributable to MCBC from continuing operations	$1,438.9	$33.4	N/M	$1,978.7	$355.6	N/M
Add: Net income (loss) attributable to noncontrolling interests	2.2	0.9	144.4%	5.9	3.3	78.8%
U.S. GAAP: Net income (loss) from continuing operations	$1,441.1	$34.3	N/M	$1,984.6	$358.9	N/M
Add: Interest expense (income), net	90.0	25.4	N/M	244.4	112.0	118.2%
Add: Income tax expense (benefit)	993.2	7.9	N/M	1,050.7	51.8	N/M
Add: Depreciation and amortization	184.1	72.5	153.9%	388.4	314.4	23.5%
Adjustments included in underlying income(1)	(2,320.8)	29.7	N/M	(2,241.5)	374.7	N/M
Adjustments to arrive at underlying EBITDA(2)	(6.9)	(3.7)	86.5%	(89.2)	(49.5)	80.2%
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(3)	4.2	61.2	(93.1)%	142.7	169.1	(15.6)%
Non-GAAP: Underlying EBITDA	$384.9	$227.3	69.3%	$1,480.1	$1,331.4	11.2%

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.

(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

(3)	Adjustments to our equity income from MillerCoors, which include our proportionate share of MillerCoors' interest, income tax, depreciation and amortization, special items, and amortization of the difference between the MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors.

Molson Coors Brewing Company and Subsidiaries
Table 4: Underlying Free Cash Flow
($ In millions)
(Unaudited)

		Actual
		Twelve Months Ended
		December 31, 2016(7)	December 31, 2015(8)
U.S. GAAP:	Net Cash Provided by Operating Activities	$1,126.9	$715.9
Less:	Additions to properties(1)	(341.8)	(275.0)
Less:	Investment in MillerCoors(1)	(1,253.7)	(1,442.7)
Add:	Return of capital from MillerCoors(1)	1,086.9	1,441.1
Add/(Less):	Cash impact of Special items(2)	24.3	23.1
Add:	Costs related to acquisition of businesses(3)	151.2	1.1
Add:	Discretionary pension contribution(4)	—	227.1
Add:	Settlement of swaps, net(5)	—	10.7
Add:	MillerCoors investment in businesses(6)	65.6	22.3
Add:	MillerCoors cash impact of special items(6)	4.3	0.2
Non-GAAP:	Underlying Free Cash Flow	$863.7	$723.8

(1)	Included in net cash used in investing activities.

(2)	Included in net cash provided by operating activities and primarily reflects termination fees received and paid, as well as costs paid for brewery closures and restructuring activities. Also, includes additions to properties within net cash used in investing activities related to the cash paid to build a new efficient and flexible brewery in British Columbia, following the sale of our Vancouver brewery in the first quarter of 2016. The proceeds of $140.8 million received from the sale of the Vancouver brewery are being used to fund the construction of the new brewery in British Columbia.

(3)	Included in net cash provided by operating activities and reflects costs paid associated with the Acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio, including $60.9 million of cash paid for income taxes.

(4)	Discretionary cash contribution of $227.1 million made to our U.K. pension plan in 2015 included in net cash provided by operating activities.

(5)	Settlement of forward starting interest rate swaps related to the issuance of our CAD 500 million 2.75% notes due September 2020, and CAD 400 million 2.25% notes due September 2018, included in net cash provided by (used in) operating activities.

(6)	Amounts represent our proportionate 42% share of the cash flow impacts for the pre-Acquisition period January 1, 2016, through October 10, 2016.

(7)	Prior to October 11, 2016, MCBC’s 42% share of MillerCoors results of operations were reported as equity income in MillerCoors in the consolidated statements of operations. As a result of the completion of the Acquisition, beginning October 11, 2016, MillerCoors results of operations were fully consolidated into MCBC’s consolidated financial statements and included in the U.S. segment.

(8)	Operating cash flow has been revised to reflect the adoption of new guidance regarding accounting for share-based compensation.

Molson Coors Brewing Company and Subsidiaries

Table 5: Constant Currency Results: Actual Constant Currency Reporting Net Sales, U.S. GAAP Pretax Income and Underlying Pretax Income and Pro Forma Constant Currency Reporting Net Sales, U.S. GAAP Pretax Income and Underlying Pretax Income

(Unaudited)

U.S. GAAP: Net Sales (In millions)
	Three Months Ended
	December 31, 2016	December 31, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$329.6	$341.9	(3.6)%	$0.2	(3.7)%
Europe	366.8	466.2	(21.3)%	(53.7)	(9.8)%
MCI	60.0	36.9	62.6%	0.5	61.2%
Corporate	0.2	0.2	—%	—	—%

U.S. GAAP: Pretax Income (In millions)
	Three Months Ended
	December 31, 2016	December 31, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	(460.9)	48.5	(1,050.3)%	(6.1)	(1,037.7)%
Europe	(18.3)	28.6	(164.0)%	2.6	(173.1)%
MCI	(1.3)	(5.1)	74.5%	(0.2)	78.4%
Corporate	(164.4)	(76.0)	(116.3)%	(5.6)	(108.9)%

Non-GAAP: Underlying Pretax Income (In millions)
	Three Months Ended
	December 31, 2016	December 31, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	48.5	51.8	(6.4)%	0.5	(7.3)%
Europe	(14.5)	36.2	(140.1)%	1.9	(145.3)%
MCI	(1.0)	(5.1)	80.4%	(0.2)	84.3%
Corporate	(121.6)	(57.2)	(112.6)%	(9.5)	(96.0)%

MCBC Consolidated Pro Forma (In millions)
	Three Months Ended
	December 31, 2016	December 31, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
U.S. GAAP Net Sales	2,468.0	2,577.4	(4.2)%	(53.0)	(2.2)%
U.S. GAAP Pretax Income	(415.2)	15.6	(2,761.5)%	(9.3)	(2,701.9)%
Non-GAAP Underlying Pretax Income	118.5	113.5	4.4%	(7.3)	10.8%

U.S. GAAP: Net Sales (In millions)
	Twelve Months Ended
	December 31, 2016	December 31, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$1,425.7	$1,511.5	(5.7)%	$(46.8)	(2.6)%
Europe	1,760.2	1,914.9	(8.1)%	(137.6)	(0.9)%
MCI	163.6	144.5	13.2%	2.0	11.8%
Corporate	1.0	1.0	—%	—	—%

U.S. GAAP: Pretax Income (In millions)
	Twelve Months Ended
	December 31, 2016	December 31, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	(135.5)	277.3	(148.9)%	(12.9)	(144.2)%
Europe	138.0	(109.7)	225.8%	(7.3)	232.5%
MCI	(39.7)	(24.8)	(60.1)%	1.0	(64.1)%
Corporate	(497.9)	(248.4)	(100.4)%	0.7	(100.7)%

Non-GAAP: Underlying Pretax Income (In millions)
	Twelve Months Ended
	December 31, 2016	December 31, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	267.3	304.5	(12.2)%	(1.3)	(11.8)%
Europe	129.8	203.4	(36.2)%	(6.8)	(32.8)%
MCI	(8.6)	(18.4)	53.3%	(0.7)	57.1%
Corporate	(288.0)	(220.4)	(30.7)%	(2.5)	(29.5)%

MCBC Consolidated Pro Forma (In millions)
	Twelve Months Ended
	December 31, 2016	December 31, 2015	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
U.S. GAAP Net Sales	10,983.2	11,238.1	(2.3)%	(182.4)	(0.6)%
U.S. GAAP Pretax Income	767.1	758.1	1.2%	(18.5)	3.6%
Non-GAAP Underlying Pretax Income	1,278.8	1,229.0	4.1%	(11.3)	5.0%

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income and non-GAAP underlying pretax income using the following steps:

  Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.
  Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.
  Determine the amount of actual non-operating foreign currency gains/losses realized as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.
  Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the table above.

Worldwide Beer Volume

Molson Coors Brewing Company and Subsidiaries
Table 6: Pro Forma and Actual Worldwide Beer Volume
(In millions of hectoliters)
(Unaudited)

	Three Months Ended			Twelve Months Ended
Pro Forma	December 31, 2016	December 31, 2015	% Change	December 31, 2016	December 31, 2015	% Change
Financial Volume(1)	23.337	23.679	(1.4)%	101.934	104.012	(2.0)%
Contract brewing and wholesaler volume(1)	(2.022)	(2.159)	(6.3)%	(8.873)	(9.684)	(8.4)%
Royalty Volume(2)	0.811	0.351	131.1%	2.102	1.631	28.9%
Total Worldwide Beer Volume	22.126	21.871	1.2%	95.163	95.959	(0.8)%

	Three Months Ended			Twelve Months Ended
Actual	December 31, 2016	December 31, 2015	% Change	December 31, 2016	December 31, 2015	% Change
Financial Volume(1)	21.796	7.771	180.5%	46.912	33.746	39.0%
Contract brewing and wholesaler volume(1)	(1.981)	(0.660)	200.2%	(3.965)	(3.250)	22.0%
Royalty Volume(2)	0.811	0.351	131.1%	2.102	1.631	28.9%
Owned Volume	20.626	7.462	176.4%	45.049	32.127	40.2%
Proportionate Share of Equity Investment Worldwide Beer Volume(1)	0.580	6.166	(90.6)%	17.908	27.210	(34.2)%
Total Worldwide Beer Volume	21.206	13.628	55.6%	62.957	59.337	6.1%

(1)	As a result of the Acquisition, we aligned our volume reporting policies resulting in adjustments to our historically reported volumes. Specifically, financial volume for all consolidated segments has been recast to include contract brewing and wholesaler non-owned brand volumes (including factored brands in Europe and non-owned brands distributed in the U.S.), as the corresponding sales are reported within our gross sales amounts. Additionally, financial volumes continue to include our owned beer brands sold to unrelated external customers within our geographic markets, net of returns and allowances. Worldwide beer volume reflects only owned beer brands sold to unrelated external customers within our geographic markets, net of returns and allowances, royalty volume and our proportionate share of equity investment worldwide beer volume calculated consistently with MCBC owned volume.

(2)	Includes MCI segment royalty volume that is primarily in Russia, Ukraine and Mexico, and Europe segment royalty volume in Republic of Ireland.

U.S. GAAP and Underlying Measures

Molson Coors Brewing Company and Subsidiaries
Table 7: U.S. GAAP Consolidated Statements of Operations
($ In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Volume in hectoliters	21.796	7.771	46.912	33.746
Sales	$2,901.9	$1,236.9	$6,597.4	$5,127.4
Excise taxes	(607.9)	(392.5)	(1,712.4)	(1,559.9)
Net sales	2,294.0	844.4	4,885.0	3,567.5
Cost of goods sold	(1,485.6)	(542.9)	(3,003.1)	(2,163.5)
Gross profit	808.4	301.5	1,881.9	1,404.0
Marketing, general and administrative expenses	(753.9)	(262.7)	(1,597.3)	(1,051.8)
Special items, net	2,444.9	(10.9)	2,523.9	(346.7)
Equity income in MillerCoors	9.7	46.2	500.9	516.3
Operating income (loss)	2,509.1	74.1	3,309.4	521.8
Other income (expense), net
Interest expense	(111.1)	(27.6)	(271.6)	(120.3)
Interest income	21.1	2.2	27.2	8.3
Other income (expense), net	15.2	(6.5)	(29.7)	0.9
Total other income (expense), net	(74.8)	(31.9)	(274.1)	(111.1)
Income (loss) from continuing operations before income taxes	2,434.3	42.2	3,035.3	410.7
Income tax benefit (expense)	(993.2)	(7.9)	(1,050.7)	(51.8)
Net income (loss) from continuing operations	1,441.1	34.3	1,984.6	358.9
Income (loss) from discontinued operations, net of tax	(0.5)	(0.6)	(2.8)	3.9
Net income (loss) including noncontrolling interests	1,440.6	33.7	1,981.8	362.8
Net (income) loss attributable to noncontrolling interests	(2.2)	(0.9)	(5.9)	(3.3)
Net income (loss) attributable to MCBC	$1,438.4	$32.8	$1,975.9	$359.5

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$6.70	$0.18	$9.33	$1.92
From discontinued operations	—	—	(0.01)	0.02
Basic net income (loss) attributable to MCBC per share	$6.70	$0.18	$9.32	$1.94

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$6.65	$0.18	$9.27	$1.91
From discontinued operations	—	—	(0.01)	0.02
Diluted net income (loss) attributable to MCBC per share	$6.65	$0.18	$9.26	$1.93

Weighted average shares - basic	214.8	184.5	212.0	185.3
Weighted average shares - diluted	216.4	185.7	213.4	186.4

Dividends per share	$0.41	$0.41	$1.64	$1.64

Amounts attributable to MCBC
Net income (loss) from continuing operations	$1,438.9	$33.4	$1,978.7	$355.6
Income (loss) from discontinued operations, net of tax	(0.5)	(0.6)	(2.8)	3.9
Net income (loss) attributable to MCBC	$1,438.4	$32.8	$1,975.9	$359.5

Molson Coors Brewing Company and Subsidiaries
Table 8: Pro Forma Consolidated Statements of Operations((1))
($ In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Volume in hectoliters(2)	23.337	23.679	101.934	104.012
Sales	$3,100.1	$3,217.0	$13,545.1	$13,894.7
Excise taxes	(632.1)	(639.6)	(2,561.9)	(2,656.6)
Net sales	2,468.0	2,577.4	10,983.2	11,238.1
Cost of goods sold	(1,502.9)	(1,614.1)	(6,383.2)	(6,734.3)
Gross profit	965.1	963.3	4,600.0	4,503.8
Marketing, general and administrative expenses	(778.3)	(766.9)	(2,970.3)	(2,938.0)
Special items, net	(521.1)	(93.0)	(526.7)	(456.8)
Operating income (loss)	(334.3)	103.4	1,103.0	1,109.0
Interest income (expense), net	(93.8)	(89.3)	(368.8)	(364.4)
Other income (expense), net	12.9	1.5	32.9	13.5
Income (loss) from continuing operations before income taxes	(415.2)	15.6	767.1	758.1
Income tax benefit (expense)	(190.3)	(4.4)	(472.7)	(191.4)
Net income (loss) from continuing operations	(605.5)	11.2	294.4	566.7
Income (loss) from discontinued operations, net of tax	(0.5)	(0.6)	(2.8)	3.9
Net income (loss) including noncontrolling interests	(606.0)	10.6	291.6	570.6
Net income (loss) attributable to noncontrolling interests	(2.6)	(4.5)	(16.9)	(24.1)
Net income (loss) attributable to MCBC	$(608.6)	$6.1	$274.7	$546.5

Net income (loss) per share attributable to MCBC from continuing operations:
Net income (loss) attributable to MCBC from continuing operations	$(608.1)	$6.7	$277.5	$542.6
Basic	$(2.83)	$0.03	$1.29	$2.52
Diluted	$(2.83)	$0.03	$1.28	$2.51
Weighted-average shares—basic	214.8	214.4	214.7	215.2
U.S. GAAP weighted-average shares—diluted	214.8	215.6	216.1	216.3
Non-GAAP weighted-average shares—diluted	216.4	215.6	216.1	216.3

(1)	See notes in Tables 1 and 2 for further detail of adjusting items.

(2)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See table 6, "Worldwide Beer Volume" above for further details.

Molson Coors Brewing Company and Subsidiaries
Table 9: U.S. Pro Forma and Actual Results of Operations (previously MillerCoors LLC equity investment)
($ In millions)
(Unaudited)

	Three months ended
	December 31, 2016		December 31, 2015
	Pro Forma(1)	Actual(2)	Pro Forma	Actual

Volumes in hectoliters(3)(4)	15.997	15.997	16.179	16.179
Sales(4)	$1,979.1	$1,979.1	$1,995.3	$1,995.3
Excise taxes	(237.6)	(237.6)	(247.1)	(247.1)
Net sales(4)	1,741.5	1,741.5	1,748.2	1,748.2
Cost of goods sold(4)(6)	(1,044.2)	(1,125.1)	(1,086.4)	(1,056.9)
Gross profit	697.3	616.4	661.8	691.3
Marketing, general and administrative expenses	(483.3)	(482.1)	(511.1)	(495.7)
Special items, net(5)	(6.9)	2,958.1	(82.1)	(82.1)
Operating income	207.1	3,092.4	68.6	113.5
Interest income (expense), net	—	—	(0.6)	(0.6)
Other income (expense), net	0.7	0.7	1.1	1.1
Income (loss) from continuing operations before income taxes	$207.8	$3,093.1	$69.1	$114.0
Add/(less):
Special items, net(5)	6.9	(2,958.1)	82.1	82.1
Other non-core items(6)	—	82.0	—	—
Non-GAAP: Underlying pretax income (loss)	$214.7	$217.0	$151.2	$196.1

(1)	Includes pro forma results from October 1, 2016, through October 10, 2016, and actual results from October 11, 2016, through December 31, 2016.

(2)	Amounts include results from the pre-Acquisition period of October 1, 2016, through October 10, 2016, and post-Acquisition period of October 11, 2016, through December 31, 2016. Results for the post-Acquisition period of October 11, 2016, through December 31, 2016, reflect policy alignment and purchase accounting impacts.

(3)	Historical actual volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See Table 6, "Pro Forma and Actual Worldwide Beer Volume" for additional information.

(4)	On a reported basis, includes gross segment sales and volumes which are eliminated in the consolidated totals.

(5)	See table 10 below for special charges related to MillerCoors for the pre-Acquisition period and Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items for the post Acquisition period.

(6)	As a result of the Acquisition, a step-up in fair value of inventory was recorded to cost of goods sold in the fourth quarter of 2016. See Part II—Item 8 Financial Statements and Supplementary Data, Note 4, "Acquisition and Investments" of the Form 10-K for detailed discussion.

	Twelve Months Ended
	December 31, 2016		December 31, 2015
	Pro Forma(1)	Actual(2)	Pro Forma	Actual

Volumes in hectoliters(3)(4)	70.186	70.186	71.220	71.220
Sales(4)	$8,767.2	$8,767.2	$8,822.2	$8,822.2
Excise taxes	(1,062.9)	(1,075.2)	(1,096.7)	(1,096.7)
Net sales(4)	7,704.3	7,692.0	7,725.5	7,725.5
Cost of goods sold(4)(6)	(4,445.6)	(4,483.4)	(4,625.7)	(4,547.5)
Gross profit	3,258.7	3,208.6	3,099.8	3,178.0
Marketing, general and administrative expenses	(1,883.6)	(1,844.1)	(1,893.1)	(1,828.7)
Special items, net(5)	(91.5)	2,873.5	(110.1)	(110.1)
Operating income	1,283.6	4,238.0	1,096.6	1,239.2
Interest income (expense), net	(1.4)	(1.4)	(1.6)	(1.6)
Other income (expense), net	4.4	4.4	5.7	5.7
Income (loss) from continuing operations before income taxes	$1,286.6	$4,241.0	$1,100.7	$1,243.3
Add/(less):
Special items, net(5)	91.5	(2,873.5)	110.1	110.1
Other non-core items(6)	—	82.0	—	—
Non-GAAP: Underlying pretax income (loss)	$1,378.1	$1,449.5	$1,210.8	$1,353.4

(1)	Includes pro forma results from January 1, 2016, through October 10, 2016, and actual results from October 11, 2016, through December 31, 2016.

(2)	Amounts include results from the pre-Acquisition period of January 1, 2016, through October 10, 2016, and post-Acquisition period of October 11, 2016, through December 31, 2016. Results for the post-Acquisition period of October 11, 2016, through December 31, 2016, reflect policy alignment and purchase accounting impacts.

(3)	Historical actual volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See Table 6, "Pro Forma and Actual Worldwide Beer Volume" for additional information.

(4)	Includes gross segment sales volumes which are eliminated in the consolidated totals.

(5)	See table 10 below for special charges related to MillerCoors for the pre-Acquisition period and Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items for the post Acquisition period.

(6)	As a result of the Acquisition, a step-up in fair value of inventory was recorded to cost of goods sold in the fourth quarter of 2016. See Part II—Item 8 Financial Statements and Supplementary Data, Note 4, "Acquisition and Investments" of the Form 10-K for detailed discussion.

Molson Coors Brewing Company and Subsidiaries
Table 10: Underlying Equity Income in MillerCoors
($ In millions)
(Unaudited)

	For the period October 1 through October 10	For the quarter ended	For the period January 1 through October 10	For the year ended
	2016	December 31, 2015	2016	December 31, 2015
	(In millions, except percentages)
Income (loss) from continuing operations before income taxes	$23.6	$114.0	$1,171.5	$1,243.3
Income tax expense	—	(0.9)	$(3.3)	(4.7)
Net (income) loss attributable to noncontrolling interest	(0.4)	(3.6)	$(11.0)	(20.8)
Net income attributable to MillerCoors	$23.2	$109.5	$1,157.2	$1,217.8
MCBC economic interest	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	9.7	46.0	486.0	511.5
Amortization of the difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors	—	1.2	3.3	4.6
Share-based compensation adjustment(1)	—	(1.0)	(0.7)	0.2
U.S. import tax benefit(2)	—	—	12.3	—
Equity income in MillerCoors	$9.7	$46.2	$500.9	$516.3
Add/(less):
MCBC proportionate share of MillerCoors special items, net of tax(3)	0.4	34.4	35.9	46.2
Non-GAAP Equity Income in MillerCoors	$10.1	$80.6	$536.8	$562.5

(1)	The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller equity awards held by former Miller employees employed by MillerCoors as well as to add back all share-based compensation impacts related to pre-existing MCBC equity awards held by former MCBC employees who transferred to MillerCoors.

(2)	Represents a benefit associated with an anticipated refund to Coors Brewing Company ("CBC"), a wholly-owned subsidiary of MCBC, of U.S. federal excise tax paid on products imported by CBC based on qualifying volumes exported by CBC from the U.S. Due to administrative restrictions outlined within the legislation enacted in 2016, the anticipated refund is not expected to be received until 2018. Accordingly, the anticipated refund amount represents a non-current receivable which has been recorded within other non-current assets on the consolidated balance sheet as of December 31, 2016.

(3)	Results include net special charges primarily related to the closure of the Eden, North Carolina, brewery. For the pre-Acquisition periods of January 1, 2016, through October 10, 2016, MillerCoors recorded net special charges of $85.6 million, including $103.2 million of accelerated depreciation in excess of normal depreciation associated with the closure of the Eden brewery, and a postretirement benefit curtailment gain related to the closure of Eden of $25.7 million. Results for 2015 include special charges related to the closure of the Eden brewery, including $61.3 million of accelerated depreciation in excess of normal depreciation associated with the brewery, and $6.4 million of severance and other charges. MillerCoors also recorded special charges in 2015 of $42.4 million related to an early settlement of a portion of its defined benefit pension plan liability.

Molson Coors Brewing Company and Subsidiaries
Table 11: Canada Results of Operations
($ In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Volume in hectoliters(1)(2)	2.067	2.160	8.950	9.207
Sales(2)	$432.9	$455.0	$1,879.4	$1,994.2
Excise taxes	(103.3)	(113.1)	(453.7)	(482.7)
Net sales(2)	329.6	341.9	1,425.7	1,511.5
Cost of goods sold(2)	(187.1)	(207.4)	(801.8)	(861.6)
Gross profit	142.5	134.5	623.9	649.9
Marketing, general and administrative expenses	(94.8)	(84.9)	(364.4)	(355.6)
Special items, net(3)	(509.4)	(3.3)	(402.8)	(27.2)
Operating income (loss)	(461.7)	46.3	(143.3)	267.1
Other income (expense), net	0.8	2.2	7.8	10.2
Income (loss) from continuing operations before income taxes	$(460.9)	$48.5	$(135.5)	$277.3
Add/(less):
Special items, net(3)	509.4	3.3	402.8	27.2
Non-GAAP: Underlying pretax income (loss)	$48.5	$51.8	$267.3	$304.5

(1)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See Table 6, "Pro Forma and Actual Worldwide Beer Volume" for additional information.

(2)	Reflects gross segment sales, purchases and volumes which are eliminated in the consolidated totals.

(3)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the three and twelve months ended December 31, 2016, includes accelerated depreciation expense of $1.3 million and $4.9 million, respectively, related to the planned closure of the Vancouver brewery. During 2015 we incurred $15.4 million of accelerated depreciation associated with the closure of a bottling line within our Vancouver brewery. Additionally, we incurred special charges related to the closure of a bottling line within our Toronto brewery, including $7.9 million of accelerated depreciation associated with this bottling line. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA in table 3.

Molson Coors Brewing Company and Subsidiaries
Table 12: Europe Results of Operations
($ In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Volume in hectoliters(1)(2)	5.260	5.244	22.590	22.981
Sales(2)	$652.2	$739.0	$2,778.1	$2,959.6
Excise taxes	(285.4)	(272.8)	(1,017.9)	(1,044.7)
Net sales(2)	366.8	466.2	1,760.2	1,914.9
Cost of goods sold	(265.6)	(306.4)	(1,123.2)	(1,193.0)
Gross profit	101.2	159.8	637.0	721.9
Marketing, general and administrative expenses	(116.5)	(122.4)	(511.3)	(519.3)
Special items, net(3)	(3.8)	(7.6)	(0.6)	(313.1)
Operating income (loss)	(19.1)	29.8	125.1	(110.5)
Interest income, net	0.9	0.9	3.6	3.9
Other income (expense), net	(0.1)	(2.1)	9.3	(3.1)
Income (loss) from continuing operations before income taxes	$(18.3)	$28.6	$138.0	$(109.7)
Add/(less):
Special items, net(3)	3.8	7.6	0.6	313.1
Other non-core items(4)	—	—	(8.8)	—
Non-GAAP: Underlying pretax income (loss)	$(14.5)	$36.2	$129.8	$203.4

(1)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See Table 6, "Pro Forma and Actual Worldwide Beer Volume" for additional information.

(2)	Reflects gross segment sales which are eliminated in the consolidated totals.

(3)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items. Special items for the three and twelve months ended December 31, 2016, includes accelerated depreciation expense of $1.8 million and $7.5 million, respectively, related to the planned closure of our Burton South brewery in the U.K. Special items for the three and twelve months ended December 31, 2015, includes accelerated depreciation expense of $1.4 million related to the planned closure of our Burton South brewery in the U.K. and $1.0 million related to the closure of our Plovdiv brewery in Bulgaria, and for the twelve months ended December 31, 2015, includes $21.8 million related to the closure of our Alton brewery in the U.K. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA in table 3.

(4)	A gain of $8.8 million was recognized in other income (expense) during the twelve months ended December 31, 2016, for the sale of a non-operating asset.

Molson Coors Brewing Company and Subsidiaries
Table 13: Molson Coors International Results of Operations
($ In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Volume in hectoliters(1)(2)	0.553	0.378	1.495	1.613
Sales	$65.8	$43.5	$191.0	$177.0
Excise taxes	(5.8)	(6.6)	(27.4)	(32.5)
Net sales	60.0	36.9	163.6	144.5
Cost of goods sold(3)	(40.5)	(24.8)	(107.1)	(98.6)
Gross profit	19.5	12.1	56.5	45.9
Marketing, general and administrative expenses	(20.6)	(17.2)	(65.3)	(63.9)
Special items, net(4)	(0.3)	—	(31.1)	(6.4)
Operating income (loss)	(1.4)	(5.1)	(39.9)	(24.4)
Other income (expense), net	0.1	—	0.2	(0.4)
Income (loss) from continuing operations before income taxes	$(1.3)	$(5.1)	$(39.7)	$(24.8)
Add/(less):
Special items, net(4)	0.3	—	31.1	6.4
Non-GAAP: Underlying pretax income (loss)	$(1.0)	$(5.1)	$(8.6)	$(18.4)

(1)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See Table 6, "Pro Forma and Actual Worldwide Beer Volume" for additional information.

(2)	Excludes royalty volume of 0.754 million hectoliters and 1.908 million hectoliters for the three and twelve months ended December 31, 2016, and excludes royalty volume of 0.338 million hectoliters and 1.458 million hectoliters for the three and twelve months ended December 31, 2015, respectively.

(3)	Reflects gross segment purchases which are eliminated in the consolidated totals.

(4)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items.

Molson Coors Brewing Company and Subsidiaries
Table 14: Corporate Results of Operations
($ In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Volume in hectoliters	—	—	—	—
Sales	$0.2	$0.2	$1.0	$1.0
Excise taxes	—	—	—	—
Net sales	0.2	0.2	1.0	1.0
Cost of goods sold	4.4	(5.1)	22.9	(14.7)
Gross profit	4.6	(4.9)	23.9	(13.7)
Marketing, general and administrative expenses	(91.1)	(38.2)	(225.4)	(113.0)
Special items, net(1)	(0.7)	—	(0.7)	—
Operating income (loss)	(87.2)	(43.1)	(202.2)	(126.7)
Interest expense, net	(90.9)	(26.3)	(248.0)	(115.9)
Other income (expense), net	13.7	(6.6)	(47.7)	(5.8)
Income (loss) from continuing operations before income taxes	$(164.4)	$(76.0)	$(497.9)	$(248.4)
Add/(less):
Special items, net(1)	0.7	—	0.7	—
Acquisition and integration related costs(2)	58.1	13.9	244.0	13.9
Unrealized mark-to-market (gains) and losses(3)	(4.3)	4.9	(23.1)	14.1
Other non-core items(4)	(11.7)	—	(11.7)	—
Non-GAAP: Underlying pretax income (loss)	$(121.6)	$(57.2)	$(288.0)	$(220.4)

(1)	See Part II—Item 8 Financial Statements and Supplementary Data, Note 7, "Special Items" of the Form 10-K for detailed discussion of special items.

(2)	In connection with the Acquisition, for the three and twelve months ended December 31, 2016, we have recorded $56.7 million and $108.4 million, respectively, of transaction related costs recorded within marketing, general & administrative expenses, a gain of $2.5 million and a loss of $58.9 million, respectively, of derivative losses and financing costs related to our bridge loan within other income (expense), and $3.8 million and $76.8 million, respectively, of financing costs related to our term loan, losses on our swaptions, and interest income related to our fixed rate deposit and money market accounts within interest income (expense) net. These interest income (expense) items are included in our adjustments to arrive at underlying EBITDA in table 3.

(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the three and twelve months ended December 31, 2016, and December 31, 2015, include the unrealized mark-to-market on these commodity swaps.

(4)	A gain of $11.7 million was recognized in other income (expense) during the three and twelve months ended December 31, 2016, for the sale of a non-operating asset.

Molson Coors Brewing Company and Subsidiaries
Table 15: Consolidated Balance Sheets
($ In millions, except par value) (Unaudited)

	As of
	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$560.9	$430.9
Accounts and other receivables:
Trade, less allowance for doubtful accounts of $10.7 and $8.7, respectively	654.4	407.9
Affiliate receivables	15.1	16.8
Other receivables, less allowance for doubtful accounts of $0.6 and $0.8, respectively	135.8	101.2
Inventories:
Finished	213.8	139.1
In process	81.6	13.0
Raw materials	238.5	18.6
Packaging materials	58.8	8.6
Total inventories	592.7	179.3
Other current assets	210.7	122.7
Total current assets	2,169.6	1,258.8
Properties, less accumulated depreciation of $1,499.3 and $1,390.1, respectively	4,507.4	1,590.8
Goodwill	8,250.1	1,983.3
Other intangibles, less accumulated amortization of $404.0 and $341.8, respectively	14,031.9	4,745.7
Investment in MillerCoors	—	2,441.0
Other assets	382.5	256.7
Total assets	$29,341.5	$12,276.3
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities (includes affiliate payable amounts of $2.1 and $10.6, respectively)	$2,467.7	$1,184.4
Current portion of long-term debt and short-term borrowings	684.8	28.7
Discontinued operations	5.0	4.1
Total current liabilities	3,157.5	1,217.2
Long-term debt	11,387.7	2,908.7
Pension and post-retirement benefits	1,196.0	201.9
Deferred tax liabilities	1,699.0	799.8
Other liabilities	267.0	75.3
Discontinued operations	12.6	10.3
Total liabilities	17,719.8	5,213.2
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 203.7 shares and 172.5 shares, respectively)	2.0	1.7
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	108.1	108.2
Class B exchangeable shares, no par value (issued and outstanding: 15.2 shares and 16.0 shares, respectively)	571.2	603.0
Paid-in capital	6,635.3	4,000.4
Retained earnings	6,119.0	4,496.0
Accumulated other comprehensive income (loss)	(1,545.5)	(1,694.9)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	11,418.7	7,043.0
Noncontrolling interests	203.0	20.1
Total equity	11,621.7	7,063.1
Total liabilities and equity	$29,341.5	$12,276.3

Molson Coors Brewing Company and Subsidiaries
Table 16: Consolidated Statements of Cash Flows
($ In millions) (Unaudited)

	Twelve Months Ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$1,981.8	$362.8
Adjustments to reconcile net income to net cash provided by operating activities:
Revaluation gain on previously held 42% equity interest in MillerCoors and AOCI reclassification	(2,965.0)	—
Inventory step-up in cost of goods sold	82.0	—
Depreciation and amortization	388.4	314.4
Amortization of debt issuance costs and discounts	66.5	11.1
Share-based compensation	29.9	18.4
(Gain) loss on sale or impairment of properties and other assets, net	396.0	274.7
Equity income in MillerCoors	(488.6)	(516.3)
Distributions from MillerCoors	488.6	516.3
Equity in net (income) loss of other unconsolidated affiliates	(2.6)	(4.5)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(23.5)	16.7
Income tax (benefit) expense	1,050.7	51.8
Income tax (paid) received	(165.0)	(134.1)
Interest expense, excluding interest amortization	262.3	116.1
Interest paid	(162.5)	(98.9)
Pension expense	10.0	15.3
Pension contributions (paid)	(12.1)	(256.1)
Change in current assets and liabilities (net of impact of business combinations) and other:
Receivables	65.6	60.8
Inventories	(23.2)	10.9
Payables and other current liabilities	144.9	(111.0)
Other assets and other liabilities	(0.1)	71.4
(Gain) loss from discontinued operations	2.8	(3.9)
Net cash provided by operating activities	1,126.9	715.9
Cash flows from investing activities:
Additions to properties	(341.8)	(275.0)
Proceeds from sales of properties and other assets	174.5	11.8
Acquisition of businesses, net of cash acquired	(11,961.0)	(91.2)
Investment in MillerCoors	(1,253.7)	(1,442.7)
Return of capital from MillerCoors	1,086.9	1,441.1
Other	8.5	21.3
Net cash used in investing activities	(12,286.6)	(334.7)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	2,525.6	—
Exercise of stock options under equity compensation plans	11.2	34.6
Dividends paid	(352.9)	(303.4)
Payments for purchase of treasury stock	—	(150.1)
Payments on debt and borrowings	(223.9)	(701.4)
Proceeds on debt and borrowings	9,460.6	703.3
Debt issuance costs	(60.7)	(61.8)
Net proceeds from (payments on) revolving credit facilities and commercial paper	(1.1)	3.9
Change in overdraft balances and other	(40.9)	(56.6)
Net cash provided by (used in) financing activities	11,317.9	(531.5)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	158.2	(150.3)
Effect of foreign exchange rate changes on cash and cash equivalents	(28.2)	(43.4)
Balance at beginning of year	430.9	624.6
Balance at end of year	$560.9	$430.9

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334